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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2004

CASELLA WASTE SYSTEMS, INC.
(Exact name of registrant as specified in its chapter)

Delaware (State or other jurisdiction of incorporation)	000-23211 (Commission File Number)	03-0338873 (IRS Employer Identification No.)
25 Greens Hill Lane, Rutland, Vermont 05701 (Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (802) 775-0325

(Former name or former address, if changed since last report)

Item 5. Other Events and Required FD Disclosure.

1. The status as of the date hereof of certain landfill development projects being undertaken by the Company is as follows:

        Ontario County, New York:    We have completed negotiations and entered into a 25-year operation, management and lease agreement with the Ontario County Board of Supervisors for the operation of the Ontario County landfill. We commenced operations on December 8, 2003.

        Southbridge, Massachusetts:    On November 25, 2003, we acquired Wood Recycling, Inc. Wood Recycling has a contract with the Town of Southbridge, Massachusetts to maintain and operate a 13-acre construction and demolition recycling facility and a 52-acre landfill permitted to accept residuals from the recycling facility and a limited amount of municipal solid waste. The contract has a remaining term of 12 years and is renewable by us for four additional five-year terms or until the landfill has reached full capacity, whichever is greater. The landfill has currently permitted volume of approximately 4.6 million cubic yards and is authorized to accept up to 180,960 tons per year, consisting of 156,000 tons of residual material and 24,960 tons of municipal solid waste. The Massachusetts Department of Environmental Protection ("MADEP") and the Massachusetts Office of the Attorney General ("MAAGO") have alleged that, under its prior owners, Wood Recycling violated certain solid and hazardous waste, air quality control, industrial wastewater and wetlands statutes and regulations at the recycling facility and landfill. We have reached agreements in principle with MADEP and the MAAGO and expect to execute settlement documents during January 2004. The settlement is expected to provide for the payment of a penalty of $575,000 ($150,000 of which will be conditionally suspended) and a payment of an additional $400,000 to improve the damaged wetlands or to purchase other conservation land. These payments were contemplated by us in our determination of the purchase price for Wood Recycling. The operations of the recycling facility have been suspended pending settlement of these enforcement proceedings. We believe the facility will recommence operations before the end of the current fiscal year.

        Templeton, Massachusetts:    On June 5, 2003, we entered into a construction, operation and management agreement with the Town of Templeton, Massachusetts for the operation of the Templeton sanitary landfill. Construction and operation of the landfill is subject to permitting requirements. We are currently preparing a draft environmental impact report and a permit application, which we anticipate filing by April 30, 2004. We are also working to address local concerns with the agreement, including potential impacts on the community. The Company expects that operations will commence at the site in the fourth quarter of fiscal 2005.

        West Old Town, Maine:    On August 18, 2003, we were selected to enter into negotiations with the State of Maine for the operation of the landfill in West Old Town, Maine. Since that date, the parties have negotiated an acquisition agreement between the State of Maine and Georgia-Pacific, the owner of the site, and an operating services agreement between the State of Maine and the Company is in the course of negotiation. We anticipate that the transfer of the landfill by Georgia-Pacific to the State, and our assumption of existing operations, will become effective within 30 to 60 days, following the approval of an amendment to the operating permit at the landfill and the expiration of relevant appeals periods.

        McKean County, Pennsylvania:    We have been selected to enter into negotiations with the McKean (PA) County Solid Waste Authority on a 20-year operation, management and lease agreement for the Kness Landfill located in the Town of Sergeant, Pennsylvania. The current capacity at that site is 3.5 million cubic yards, with a maximum daily limit of 1,000 tons of municipal solid waste. The operation, management and lease agreement would transfer operation and management of the landfill to the Company, while the County would retain long-term ownership and associated control of the landfill. Contract negotiations are continuing and are expected to be completed in 60 to 90 days.

2.
Fiscal 2004 outlook:

        The economy continues to be slow to respond to the economic stimulus, and we are seeing no signs of marked improvement. However, the business continues to perform well in the third quarter to date. Revenues continue to track to forecast and are likely to be at the high end of the guidance range of $395 to $415 million.

3.
Previously Unreported Legal Proceedings:

        On or about December 3, 2003, Maine Energy Recovery Company, our wholly-owned subsidiary, was served with a complaint filed in the United States District Court, District of Maine. The complaint is a citizen suit under the federal Clean Air Act and similar state law alleging (1) emissions of volatile organic compounds ("VOCs") in violation of its federal operating permit; (2) failure to accurately identify emissions; and (3) failure to control VOC emissions through implementation of reasonably available control technology. In addition, the complaint alleges that Maine Energy was negligent and that the subject emissions cause odors and constitute a public nuisance. The allegations relate to Maine Energy's waste-to-energy facility located in Biddeford, Maine and its construction, installation and operation of a new odor control system which redirects air from tipping and processing buildings to a boiler building for treatment by three air vents. The complaint seeks an unspecified amount of civil penalties, damages, injunctive relief and attorneys fees. We are currently working with the Maine Department of Environmental Protection to determine the extent of any VOC emissions and to determine any appropriate action.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CASELLA WASTE SYSTEMS, INC.
By:	/s/ RICHARD A. NORRIS Name: Richard A. Norris Title: Chief Financial Officer

Date: January 22, 2004

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  Item 5. Other Events and Required FD Disclosure.
SIGNATURE